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AMF Bowling Worldwide   International          Post Office Box 15060    804/730-4000        804/559-6276
                        Headquarters           Richmond, Virginia       Telephone           Facsimile
                        8100 AMF Drive         23227
                        Mechanicsville, VA
                        23111

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FOR IMMEDIATE RELEASE
                                                 Contact:  Merrell Wreden
                                                            AMF
                                                            804/559-8643

                                                            Kimberly Kriger
                                                            Kekst and Company
                                                            212/521-4862


                                                                    News Release



                     COURT CONFIRMS AMF BOWLING WORLDWIDE'S
                        CONSENSUAL PLAN OF REORGANIZATION

            Company Has Commitment For $350 Million In New Financing

         Richmond, Virginia, February 1, 2002 - AMF Bowling Worldwide, Inc. announced that its proposed plan of reorganization was approved today by the U.S. Bankruptcy Court for the Eastern District of Virginia. Earlier this week, the plan was revised and received the consensual support of all the major creditor groups, including the senior secured lenders and the Unsecured Creditors Committee. Within the next four to six weeks, AMF expects to conclude necessary administrative work and close on its new financing, after which the plan will become effective and the company will formally exit the Chapter 11 process. AMF and its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 on July 2, 2001.
         AMF has received a commitment for $350 million in new financing from Deutsche Banc Alex Brown Inc. and its affiliate Bankers Trust Co. At the time of the loan's closing, $300 million is expected to be outstanding. In addition, $50 million will be available under a revolving credit facility to meet AMF's ongoing working capital needs.
         "We are extremely pleased with the results of today's hearing and the willingness of our creditors to resolve issues and arrive at a consensual plan," said Roland Smith, AMF's President and Chief Executive Officer. "We filed for Chapter 11 protection last July, and the process has proceeded quickly and smoothly. We are now ready to finalize our financial restructuring, and when we

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AMF/Emergence from Chapter 11                                          Page 2

emerge, we will have a much more appropriate debt level and an improved capital structure, both of which will help us achieve our financial goals. I thank our customers and vendors for their support during this difficult period. And I especially thank our employees who have worked hard and remained committed to the company despite all the challenges and distractions we have experienced during the restructuring process."
         The plan of reorganization will provide AMF's senior secured lenders with recovery of their approximately $620 million in claims through a combination of equity (equal to 92 1/2% of the common stock of the reorganized company), $150 million in subordinated notes, and cash. In addition, unsecured creditors will share proportionately in 7 1/2% of the common stock, as well as warrants for the right to purchase additional shares. The terms of the plan are such that AMF's parent, AMF Bowling, Inc., which is the subject of a separate Chapter 11 case, will have no assets to distribute to its common stockholders, and little, if any, assets to distribute to its creditors.
         Over the past two years, AMF held extensive discussions with its lenders, bondholders and other creditors about ways to restructure its debt and develop a more appropriate capital structure. At the same time, the Company focused on serving customers, improving operations and reducing costs.
         In its bowling centers, AMF continues to implement a revised operating model that focuses on three key areas: 1) improved training for center managers and staff; 2) improved compensation and benefits for center managers and staff -- particularly incentive compensation; and 3) improved national programs, such as in marketing and purchasing, that take advantage of economies of scale.
         In its bowling products business, AMF is concentrating on three areas:
1) improved product quality and order fulfillment; 2) improving its global distribution network; and 3) improved customer focus by establishing five operating divisions oriented to provide an unprecedented level of customer support.
         As the largest bowling company in the world, AMF owns and operates over 500 bowling centers worldwide and is also a leader in the manufacturing and marketing of bowling products. In addition, the company manufactures and sells the PlayMaster, Highland and Renaissance brands of billiards tables. Additional information about AMF is available on the Internet at www.amf.com.

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